As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE LIBERTY PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation or Organization)

13-3147497

(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303

GREAT NECK, NEW YORK 11021

(Address of Principal Executive Offices) (Zip Code)

ONE LIBERTY PROPERTIES, INC. 2019 INCENTIVE PLAN

(Full Title of the Plan)

Mark H. Lundy, Esq.
Senior Vice President and Assistant Secretary

One Liberty Properties, Inc.
60 Cutter Mill Road

Great Neck, New York 11021

(Name and Address of Agent for Service)

516-466-3100

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

S. Asher Gaffney, Esq.

Secretary

One Liberty Properties, Inc.

60 Cutter Mill Road

Great Neck, New York 11021

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Shares of common stock, par value $1.00 per share	750,000	$30.29	$22,717,500	$2,753.37

(1)	This registration statement registers 750,000 of the registrant’s shares of common stock, par value $1.00 per share, authorized for issuance under the registrant’s 2019 Incentive Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers: (a) any of the registrant’s shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction; and (b) an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low price of the registrant’s common stock as reported on the New York Stock Exchange on June 10, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission"), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2018 filed by One Liberty Properties, Inc. (the “Registrant”) on March 18, 2019;

(b)	The Registrant’s definitive proxy statement filed April 23, 2019;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed May 9, 2019;

(d)	The Registrant’s Current Report on Form 8-K filed June 13, 2019; and

(e)	The Registrant’s Registration Statement on Form 8-A, filed on January 5, 2004 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the description of its common stock set forth in the final prospectus supplement filed pursuant to Rule 424(b)(2) on October 28, 2003, which is incorporated therein by reference, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed) subject to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

S. Asher Gaffney, Esq., who is providing an opinion on the legality of the shares of common stock being registered hereby, is counsel to the Registrant. Mr. Gaffney is eligible to participate in the 2019 Incentive Plan and beneficially owns shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, other than liability resulting from (i) the actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty that was material to the cause of action adjudicated in the proceeding. The Registrant’s charter provides that to the maximum extent permitted by Maryland law from time-to-time, no directors or officers of the Registrant shall be liable to the Registrant or its stockholders for money damages.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

The MGCL permits a corporation to indemnify its present and former directors and officers, amongst others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that: (a) the act or omission of such person was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) such person actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter obligates it to indemnify its officers, directors and employees to the full extent permitted by Maryland law, as in effect from time-to-time. The Registrant’s bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, it shall indemnify, and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, amongst others, its officers and directors.

The Registrant’s directors and officers are covered by insurance policies maintained by it or on its behalf insuring against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached exhibit list.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement.

Exhibit
Number	Description of Document
4.1	One Liberty Properties, Inc.’s 2019 Incentive Plan. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 13, 2019).

5.1	Opinion of S. Asher Gaffney, Esq. with respect to the legality of the securities being registered.

23.1	Consent of S. Asher Gaffney, Esq. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on June 14, 2019.

ONE LIBERTY PROPERTIES, INC.

By:	/s/ Patrick J. Callan, Jr.
Patrick J. Callan, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Patrick J. Callan, Jr., Mark H. Lundy and David W. Kalish, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on June 14, 2019.

Signature	Title

/s/ Matthew J. Gould	Chairman of the Board of Directors
Matthew J. Gould

/s/ Patrick J. Callan, Jr.	Director, Chief Executive Officer and President
Patrick J. Callan, Jr.	(principal executive officer)

/s/ Fredric H. Gould	Vice Chairman of the Board of Directors
Fredric H. Gould

/s/ Charles Biederman	Director
Charles Biederman

Director
Joseph A. DeLuca

/s/ Jeffrey A. Gould	Director
Jeffrey A. Gould

/s/ Louis P. Karol	Director
Louis P. Karol

/s/ J. Robert Lovejoy	Director
J. Robert Lovejoy

/s/ Leor Siri	Director
Leor Siri

/s/ Eugene I. Zuriff	Director
Eugene I. Zuriff

/s/ David W. Kalish	Senior Vice President and Chief Financial Officer
David W. Kalish	(principal financial officer)

/s/ Karen Dunleavy	Senior Vice President — Financial
Karen Dunleavy	(principal accounting officer)